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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MALAN REALTY INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MALAN REALTY INVESTORS, INC.

30200 TELEGRAPH ROAD
BINGHAM FARMS, MICHIGAN 48025-4503

April 3, 2003

Dear Fellow Shareholder:

      You are cordially invited to attend the 2003 annual meeting of shareholders of Malan Realty Investors, Inc. to be held at the Community House, Birmingham, Michigan on May 13, 2003, at 10:00 a.m., local time. At the meeting, you will be asked to elect five directors.

      Once a quorum is present or represented by proxy at the annual meeting, the affirmative vote of the holders of a plurality of the shares of our common stock is required to elect each nominee to our board of directors.

      Our board of directors recommends that you vote “FOR” each of its nominees.

      At the annual meeting, you will also be asked to transact such other business as may properly come before the meeting or any adjournment or postponement. We do not anticipate that any other matter will be brought before the annual meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

      Your vote is important. Whether or not you plan to attend the annual meeting, please promptly sign, date and mail the enclosed proxy card in the postage-paid envelope provided. Returning a signed proxy card will not prevent you from voting your shares in person if you choose to attend the annual meeting, but your presence (without further action) at the annual meeting will not constitute revocation of a previously delivered proxy.

      On behalf of your board of directors, thank you for your continued support.

Sincerely,

JEFFREY D. LEWIS
President and Chief Executive Officer

MALAN REALTY INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2003

To the Shareholders of

Malan Realty Investors, Inc.

       The annual meeting of shareholders of MALAN REALTY INVESTORS, INC. will be held on May 13, 2003, at the Community House, Birmingham, Michigan, at 10:00 a.m., local time, for the following purposes:

1.	To elect five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting.

       The board of directors currently knows of no other business to be presented by or on behalf of Malan.

       Only shareholders of record at the close of business on March 27, 2003 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. Malan shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope.

By Order of the Board of Directors

JEFFREY D. LEWIS,
President and Chief Executive Officer

Bingham Farms, Michigan

April 3, 2003

       EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY REVOKE ANY PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SUMMARY OF THE ANNUAL MEETING
ABOUT THE MEETING
ELECTION OF DIRECTORS
Directors and Executive Officers
The Board of Directors and Committees
Compensation of Directors
EXECUTIVE COMPENSATION
Stock Option Plan
Other Compensation and Benefits
REPORT OF THE COMPENSATION COMMITTEE
Shareholder Return Performance Graph
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Section 16(a) Beneficial Ownership Reporting Compliance
CERTAIN TRANSACTIONS
Employment Agreements
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
OTHER MATTERS
COSTS OF PROXY SOLICITATION
SHAREHOLDER PROPOSALS
ANNUAL REPORT

i

MALAN REALTY INVESTORS, INC.

30200 Telegraph Road
Bingham Farms, Michigan 48025-4503

SUMMARY OF THE ANNUAL MEETING

       This proxy statement contains information regarding the annual meeting of shareholders of Malan Realty Investors, Inc. to be held May 13, 2003 at 10:00 a.m., local time, at the Community House, Birmingham, Michigan. Our board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting.

      You are invited to attend the annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The enclosed proxy card is the means by which you authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you with information on the proposals and other matters that you may find useful in determining how to vote. We expect to mail this proxy statement on or about April 3, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

      The annual meeting allows our shareholders to vote on the election of five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The board of directors does not propose to conduct any other business at the annual meeting. In addition, management will report on our performance during 2002 and will respond to questions from shareholders.

Who is entitled to vote?

      Only shareholders of record at the close of business on the record date of March 27, 2003 are entitled to receive notice of the annual meeting and to vote those shares of common stock that they held on the record date. Each outstanding share of common stock is entitled to one vote on each matter to be voted on at the meeting.

What constitutes a quorum?

      A quorum exists at the annual meeting if the holders of a majority of the outstanding shares of our common stock on the record date attend the annual meeting, in person or by proxy. As of the record date, March 27, 2003, 5,121,370 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” that may result from beneficial owners’ failure to give specific voting instructions to their brokers or other nominees holding in “street name” will be counted as present to determine whether there is a quorum.

      You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting, and obtain and submit a ballot. A ballot will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card. A properly completed and signed proxy card will be voted as you direct on the card.

      If you complete all of the proxy card except the voting instructions, then the designated proxies (Jeffrey D. Lewis and Paul Gray) will vote your shares for the election of the nominated directors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the annual meeting, then the designated proxies will vote your shares in accordance with their best judgment.

Can I change my vote after I return my proxy?

      You may change your vote at any time before your proxy is exercised by: (i) notifying the Secretary of Malan in writing of your revocation, (ii) submitting a later dated proxy or (iii) attending the annual meeting and indicating that you intend to vote your shares yourself. If you attend the annual meeting, Messrs. Lewis and Gray still have authority to vote your shares in accordance with your instructions on the proxy unless you indicate at the annual meeting that you intend to vote your shares yourself.

What are the board’s recommendations?

      Unless you give different instructions on the proxy card, Messrs. Lewis and Gray will vote in accordance with the recommendations of the board of directors. The board recommends that you vote “FOR” election of the nominated slate of directors.

What vote is required to approve each matter to be voted upon at the meeting?

      Election of Directors. Five directors are to be elected at the meeting. Nominees for directors who receive a plurality of the votes cast at the meeting are elected to the board of directors. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

      The election of directors will be determined by votes cast. Because broker non-votes and abstentions are included only in the calculation of the number of shares present at the meeting, and do not count as votes cast, they will not affect the election of directors.

      Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, it will be adopted by the affirmative vote of the holders of a majority of votes cast at the meeting.

Who can answer my questions?

      If you have any questions regarding any matters discussed in this proxy statement, please contact:

Jeffrey D. Lewis
Malan Realty Investors, Inc.
30200 Telegraph Road, Suite 105
Bingham Farms, Michigan 48025-4503
(248) 644-7110

ELECTION OF DIRECTORS

      Five directors are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are currently members of the board of directors. A nominee for director must receive a plurality of the votes cast at the meeting to be elected as a director.

      The board of directors recommends that you vote FOR the election of the individuals named below for election to the board.

Year First
Name of Nominee	Elected as a Director

Jeffrey D. Lewis	2000
Paul Gray	2000
Jill Holup	2000
John P. Kramer	2000
Edward J. Russell, III	2000

      Although the board has no reason to believe that any of the nominees are unable or unwilling to serve if elected, if any nominee is unable or unwilling to serve, the board may designate a substitute nominee. In that case, Messrs. Lewis and Gray will vote for the board’s substitute nominee. Additional information regarding each of the nominees is contained below under the caption “Management”.

Directors and Executive Officers

      The board of directors presently consists of five members. Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). All directors serve for a term of one year or until the election of their respective successors. Officers of Malan are hired by and report to the board of directors.

      The following provides biographical information for each of the executive officers and the members of the board of directors.

      Jeffrey D. Lewis, age 58, became the Chief Executive Officer of Malan in September 2000 and was also named President in March 2002. He has been in the real estate business since 1971. Prior to becoming Malan’s Chief Executive Officer in September 2000, Mr. Lewis was a Vice President at Kennedy Associates Real Estate Counsel, Inc. (“KAREC”), a real estate investment firm. Mr. Lewis joined KAREC in 1998 and was responsible for managing one of the two KAREC national asset management teams in addition to having direct responsibility for several properties. Prior to joining KAREC, Mr. Lewis was employed either as a consultant or on staff by the California Public Employees’ Retirement System (CaIPERS) for ten years. When he left he was a Principal Investment Officer and had general responsibility for the fund’s national office portfolio of 35 properties totaling over 15 million square feet and values of approximately $1.4 billion.

      Elliott J. Broderick, age 45, has been the Chief Financial Officer of Malan since January 2001 and also serves as Secretary and Treasurer of Malan. Prior to that he was the Chief Accounting Officer. Mr. Broderick oversees the accounting and reporting functions of Malan, as well as regulatory and tax compliance, short-term investments, information systems and fiscal planning and budgets. Prior to joining Malan as Controller in 1991, Mr. Broderick was employed for seven years by Plante & Moran, Michigan’s largest regional CPA firm. Mr. Broderick is a certified public accountant, an associate real estate broker of Malan, and a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.

      Alan K. Warnke, 48, is a 26-year veteran of the real estate industry. He joined Malan in 1997 as director of property management and is currently Vice President, Leasing, Property Management and Construction. Prior to joining Malan, he served in management positions at Urban Retail Properties Company, the Equity Group and Landau & Heyman. His experience includes managing several enclosed shopping malls and strip centers across the Midwest. Mr. Warnke earned a Bachelor of Science from Ball State University in Muncie, Indiana.

      Paul Gray, age 37, has been in the real estate business since 1987. He is Executive Vice President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Gray received a Bachelor of Science in Finance and Real Estate in 1988 from the Haas School of Business at the University of California, Berkeley. He is a licensed real estate broker in the state of California. Mr. Gray is Chairman of the Board.

      Jill Holup, age 40, has been in the real estate investment business since 1985. She is a Partner at John McStay Investment Counsel, an investment management firm, which she joined in 1997. Her responsibilities include research, portfolio management and new business development. Ms. Holup received her Masters Degree in Business Administration from the Haas School of Business at the University of California, Berkeley. She earned her bachelor’s degree in finance at the University of Texas, El Paso in 1985.

      John P. Kramer, age 45, has been in the real estate business since 1985. He is President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Kramer is involved in all aspects of Kensington Investment Group, Inc. and is primarily responsible for directing its investment policies. Mr. Kramer received his Masters Degree in Business Administration from the University of California, Berkeley in 1986. He received a Bachelor of Arts in 1980 from the State University of New York, Oneonta, in Economics.

      Edward J. Russell, III, age 43, is managing partner of Russell Development Co., a commercial and residential real estate development company located in Grosse Pointe Farms, Michigan. Mr. Russell has been employed by Russell Development in various capacities since 1980. Russell Development’s commercial business focuses on the construction, management, sales and acquisition of retail strip centers in southeast Michigan anchored by such tenants as CVS Drugs, Wal-Mart, Blockbuster Video and Lowes. Mr. Russell oversees the areas of job cost and budget analysis, tenant lease structuring and negotiation, and is responsible for creating and maintaining tenant relationships and identifying development opportunities for Russell Development.

The Board of Directors and Committees

Board of Directors.

      The board of directors is responsible for the overall affairs of Malan. The board of directors held eight meetings this past year and acted three times by unanimous written consent. The board of directors has a three-member audit committee and a two-member compensation committee. During 2002, each director attended at least 75% of the board meetings and meetings of committees to which he or she belonged during the period for which he or she served as a director. Directors fulfill their responsibilities not only by attending board and committee meetings, but also through communication with the Chief Executive Officer and other members of management on matters that affect Malan.

      Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). Messrs. Gray, Kramer and Russell, and Ms. Holup are all independent.

Audit Committee.

      The audit committee, which presently consists of Paul Gray, Jill Holup and John P. Kramer, held two meetings last year. The audit committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including overseeing and reviewing our audit results and monitoring the effectiveness of our internal audit function. In addition, the audit committee recommends to the board of directors the appointment of the independent auditors.

Compensation Committee.

      The compensation committee, which presently consists of John P. Kramer and Edward J. Russell, held one meeting this past year and acted once by unanimous written consent. The compensation committee is responsible for establishing compensation and benefit policies for our executive officers and administering our 1994 Stock Option Plan.

Compensation of Directors

      We pay our directors who are not employees of Malan an annual fee of $12,000 plus $1,000 for each regular or annual meeting of the board of directors attended in person. We also reimburse our outside directors for expenses incurred in attending meetings. John P. Kramer and Paul Gray have declined all compensation that is payable to non-employee directors, as well as the director stock options described below.

      Pursuant to the terms of the Malan Realty Investors, Inc. 1995 Stock Option Plan for Non-Employee Directors, each non-employee director of Malan is automatically granted a non-qualified stock option to purchase 1,000 shares of common stock of the corporation following the annual meeting of the board of directors. In the event a vacancy arises on the board of directors following the annual meeting of shareholders in any year and a non-employee director is nominated to fill such vacancy prior to December 31 of the same year, such non-employee director would automatically be granted an option to acquire 1,500 shares of common stock (instead of the normal 1,000 share grant) immediately following the next annual meeting of the board of directors. Following each annual meeting of the board of directors thereafter, the non-employee director would receive the normal 1,000-share grant, assuming he or she is re-elected to the board.

      The aggregate number of shares of common stock issuable under the stock option plan for non-employee directors is 80,000, subject to certain adjustments. All options granted must have an exercise price equal to the fair market value of the underlying shares on the date of grant. Options vest upon grant but do not become exercisable by the director until six months following the date of grant. Options remain exercisable until the tenth anniversary of the date of grant or, if earlier, until one year after the director ceases to be a member of the board.

      Under our 1995 Stock Compensation Plan for Non-Employee Directors, non-employee directors may make an election each year to receive all or a portion of their director’s compensation for the following calendar year in the form of Malan common stock instead of cash. Once made, the election is irrevocable for the following year’s compensation. The number of shares to be paid to a director in lieu of cash compensation is determined based on the closing price of the common stock on the New York Stock Exchange on the day before the compensation is earned by a director (i.e., the closing price on the day before a board meeting).

EXECUTIVE COMPENSATION

      The following table provides information on the compensation paid or accrued by Malan for services rendered during the last three fiscal years to our chief executive officer and most highly compensated executive officers (the “named executive officers”) during the last fiscal year. In accordance with regulations of the Securities and Exchange Commission, the table includes information about Michael K. Kaline, who resigned in January 2002.

Summary Compensation Table

						Long-Term
		Annual Compensation				Compensation

					Other	Number
					Annual	Of Shares	All Other
					Compensation	Underlying	Compensation
Name & Principal Position	Year	Salary	Bonus		($)	Options(1)	($)(2)

Jeffrey D. Lewis	2002	$254,000	$100,000		—	20,000	$8,000
Chief Executive Officer	2001	$238,200	$70,000		—	106,000	$6,800
(since September 2000)	2000	$57,500	—		—	—	—

Michael K. Kaline	2002	$114,231	—		—	—	$73,431	(3)
President	2001	$180,000	—		—	—	$76,400
(until January 2002)	2000	$163,700	—		—	5,000	$509,969

Elliott J. Broderick	2002	$132,923	$348,000	(4)	—	—	$8,000
Chief Financial Officer	2001	$121,500	$36,000		—	—	$6,300
	2000	$107,000	—		—	5,000	$261,814

Alan K. Warnke	2002	$100,000	$25,000			—	$4,935
Vice President, Leasing,	2001	$95,900	$23,000		—	—	$3,800
Property Management and Construction (since January 2001)

(1)	See “Stock Option Plan.”

(2)	Includes (A) loan forgiveness by Malan; (B) employer’s contribution to the Malan Realty Investors, Inc. 401(k) Profit Sharing Plan; (C) payment received in connection with the change in Malan’s board of directors in 2000; and (D) stock grant in the following amounts:

		A	B	C	D

Jeffery D. Lewis	2002	—	$8,000	—	—
	2001	—	$6,800	—	—
	2000	—	—	—	—
Michael K. Kaline	2002	—	$4,431	—	—
	2001	—	$6,800	—	$69,600
	2000	$6,564	$3,405	$500,000	—
Elliott J. Broderick	2002	—	$8,000	—	—
	2001	—	$6,300	—	—
	2000	$6,564	$5,250	$250,000	—
Alan K. Warnke	2002	—	$4,935	—	—
	2001	—	$3,800	—	—

(3)	Except as set forth in Note 2, consists of severance compensation. See “Certain Transactions” for additional information.

(4)	Includes a stay/signing bonus of $285,000 and a retention bonus of $27,000. See “Certain Transactions”.

Stock Option Plan

      Prior to our initial public offering in June 1994, we adopted the Malan Realty Investors, Inc. 1994 Stock Option Plan to enable our employees to participate in the ownership of Malan. The stock option plan is designed to align the interests of management with those of the shareholders.

      Under the stock option plan, our executive officers and employees may be granted options to acquire shares of our common stock. The stock option plan is administered by the compensation committee, which is authorized to select the executive officers and other employees to whom options are to be granted. No member of the compensation committee is eligible to participate in the stock option plan.

      The compensation committee determines the number of options to be granted to an employee. However, in accordance with the requirements of the Internal Revenue Code for performance-based compensation, the provisions of the stock option plan limit the total number of option shares that the compensation committee may grant to an executive officer during any single year to 100,000 shares.

      The exercise price of each option is equal to the fair market value of the underlying shares on the date of grant. With the exception of those options granted on the date of the IPO, options vest over a five-year period at the rate of 20% per year, beginning on the first anniversary of the date of grant. If an option holder’s employment is terminated within the first year of the date of grant for any reason other than death, disability, or retirement, the right to exercise the option is forfeited. If an option holder’s employment is terminated more than one year after the date of grant for reasons other than death, disability, or retirement, the option may be exercised to the extent it was exercisable at the time of termination of employment unless the termination of employment is for cause. If the termination of employment is because of death, disability, or retirement, the option may be exercised in full. No option may be exercised ten years after the date of grant.

      Notwithstanding the foregoing paragraph, the compensation committee may accelerate the vesting of any option that has been held by an option holder for at least six months from the date of grant of the stock option.

      The following table sets forth information on stock options granted to the named executive officers during 2002.

Option Grants in 2002

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
		Percent			Price Appreciation
	Number	of Total	Exercise	Expiration	for Option Term(1)
	of	Options	Price of	Date of
	Options	Granted	Options	Options	5%	10%

Jeffery D. Lewis	20,000	91%	$3.60	6/14/12	$45,280	$114,749
Michael K. Kaline	0	N/A	N/A	N/A	N/A	N/A
Elliott J. Broderick	0	N/A	N/A	N/A	N/A	N/A
Alan K. Warnke	0	N/A	N/A	N/A	N/A	N/A

(1)	Assumes annual stock price appreciation above the $3.60 exercise price at the rates shown over the ten-year term of the options, which expire in June 2012. The amounts shown do not indicate the actual value, if any, that may be realized on any exercise of the options. The appreciation rates used in the table are provided to comply with rules and regulations under the Securities Exchange Act of 1934 and do not reflect the views of management as to the potential realizable value of the options.

Other Compensation and Benefits

      Messrs. Lewis, Broderick and Warnke also receive medical, group life insurance and other benefits (including matching contributions under Malan’s 401(k) plan) that are available generally to all of our full-time employees.

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the named executive officers as of December 31, 2002. This table also shows the value on that date of the “in-the-money” options, which is the positive spread, if any, between the exercise price of existing stock options and $4.05 per share (the closing market price of our common stock) on December 31, 2002.

Total Option Exercises in 2002 and Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		in-the-Money
		Value	Options at Year-End ($)		Options at Year-End
	Shares Acquired	Realized
Name	on Exercise	$	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey D. Lewis	0	$0	23,000	103,000	$0	$9,000
Michael K. Kaline	0	$0	0	0	$0	$0
Elliott J. Broderick	0	$0	64,600	3,000	$0	$0
Alan K. Warnke	0	$0	13,000	2,000	$0	$0

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee. The compensation committee works with our senior management to develop and implement compensation policies, plans, programs and performance goals designed to provide incentives for accomplishment of corporate and individual performance goals.

      Compensation Philosophy. Our compensation policy consists of these elements:

1.	a base salary competitive with other similarly situated REITs;

2.	a cash bonus based upon predetermined standards and objectives with an annual review to determine the accomplishment of these standards and objectives; and

3.	stock options to provide employees with an incentive to maximize the value of our common stock.

      The compensation committee thinks that this three-part approach best serves the interests of Malan and our shareholders by enabling us to retain talented executives while also providing them with incentives to act in a manner that is in the best interests of the shareholders.

      Base Salaries. Base salaries for the executive officers are based upon a review of each executive officer’s salary for the previous year, his position and level of responsibility at Malan, management’s assessment of his expected future contribution to Malan, and salaries of executives of other similar real estate investment trusts. The compensation committee considers the salaries of our executive officers to be reasonable under these criteria.

      Bonuses. The maximum total bonuses we will pay to our executive officers and employees for a given year will not exceed 50% of their base salary. The amount of the bonus, if any, is based primarily on subjective criteria. For 2002, the total bonus pool was set at $161,000, with this amount paid to Messrs. Lewis ($100,000), Broderick ($36,000) and Warnke ($25,000).

      Corporate Tax Deduction in Excess of $1 Million a Year. Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Although our policy does not require the compensation committee to qualify compensation awarded to executive officers for deductibility under Section 162(m), the compensation committee does consider the cost to Malan in making all compensation decisions. Our 1994 Stock Option Plan described in this proxy statement complies with the requirements for performance-based compensation under Section 162(m).

      Compensation of the CEO. We established the CEO’s compensation in his employment agreement after taking into account the CEO’s skill and experience, and the salaries of other CEOs in similar companies. Our employment agreement with Mr. Lewis provides for an annual base salary of $254,000, and a maximum annual bonus of 50% of his base salary. Bonuses are based primarily on subjective factors. Mr. Lewis received a bonus of $100,000 for 2002, or approximately 40% of his base salary.

      Going forward, the compensation committee will continue to (i) determine the compensation we will pay to the CEO and other executive officers; (ii) review our compensation and benefits programs, policies and practices; and (iii) administer our stock option plan.

      The compensation committee is committed to maintaining competitive salary levels for our CEO and other executive officers and will continue to place an emphasis on performance-based compensation.

The Compensation Committee

John P. Kramer

Edward J. Russell, III

Shareholder Return Performance Graph

      The following line graph sets forth the cumulative total returns on a $100 investment in each of our common stock, the S&P Composite 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period December 31, 1997 through December 31, 2002 (assuming, in all cases, the reinvestment of dividends). We selected the Equity REIT Index because we believe the Equity REIT Index offers shareholders the most meaningful basis for assessing total shareholder return on the common stock and comparing it to the results of comparable REITs.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

MALAN REALTY INVESTORS, INC., THE NAREIT EQUITY REIT TOTAL
RETURN INDEX AND THE S&P 500 INDEX

      The following graph assumes that the value of the investment in Malan and each of the indices was $100 at the beginning of the period.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Malan Realty Investors, Inc.	$100.00	$174.29	$165.22	$150.42	$109.38	$66.12
NAREIT Equity REIT Total Return Index	$100.00	$82.50	$78.69	$99.43	$113.29	$117.61
S&P 500 Index	$100.00	$128.58	$155.63	$141.47	$124.66	$97.11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock by directors, named executive officers and shareholders who own more than 5% of our common stock as of the record date of March 27, 2003. On the record date, there were 5,121,370 shares of our common stock outstanding. In preparing this table, we have relied upon information supplied by our officers, directors, and certain shareholders and upon information contained in filings with the SEC.

	Number of		Right to		Percent of
Name	Shares		Acquire(1)		Shares

Jeffrey D. Lewis	5,500		22,000		*
Michael K. Kaline	13,016		0		*
Elliott J. Broderick	6,316	(2)	66,658	(3)	1.41%
Paul Gray	0		0		*
Jill Holup	5,000		3,000		*
John P. Kramer	600,450	(4)	0		11.72%
Edward J. Russell III	41,000	(5)	2,500		*
Alan K. Warnke	0		12,000		*
Directors and executive officers as a group (seven persons)	658,266	(6)	106,158		14.62%
Merrill Lynch & Co., Inc.	1,588,434	(7)	—		31.02%
(on behalf of Merrill Lynch Investment Managers) 800 Scudders Mill Road Plainsboro, New Jersey 08536
Kensington Investment Group, Inc	600,450		0		11.72%
4 Orinda Way Orinda, California 94563
Peter T. Kross	499,460		0		9.75%
248 Grosse Pointe Blvd. Grosse Pointe Farms, Michigan 48236
Putnam Investments, Inc	273,513		0		5.34%
One Post Office Square Boston, Massachusetts 02109

*	Less than 1%

(1)	Shares issuable upon exercise of stock options, which by their terms are currently exercisable or become exercisable within 60 days. See “Executive Compensation — Stock Option Plan.”

(2)	Also includes 50 shares held by Mr. Broderick as representative of his mother’s estate.

(3)	Also includes 2,058 shares issuable upon conversion of debentures Mr. Broderick owns jointly with his wife.

(4)	These shares are beneficially owned by Kensington Investment Group, Inc. Mr. Kramer controls more than a majority of the stock of Kensington and accordingly may be deemed to beneficially own the shares of common stock owned by Kensington. Mr. Kramer disclaims beneficial ownership of such shares.

(5)	Includes shares held by Russell & Associates Co. LLC of which Mr. Russell is the Managing Member and majority owner.

(6)	See Notes 1 through 5 above.

(7)	Includes 1,588,235 shares issuable upon conversion of notes that are convertible into common stock at a price of $17 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission. These insiders are required by SEC regulation to furnish Malan with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the filings made by our insiders and written representations, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were satisfied in a timely manner.

CERTAIN TRANSACTIONS

Employment Agreements

      In September, 2000, we entered into a three-year employment agreement with Jeffrey D. Lewis, whereby Mr. Lewis became our Chief Executive Officer. At the end of the three-year term, the employment agreement will automatically renew itself for one-year terms unless either party gives the other 90 days’ notice terminating the employment agreement. Mr. Lewis’ employment agreement provides for an annual salary of $254,000, which may be increased by the board of directors. In addition to his base salary, Mr. Lewis will be eligible to receive an annual bonus with a maximum amount equal to 50% of his base salary. The employment agreement also includes provisions restricting Mr. Lewis from competing directly or indirectly with Malan during the term of his employment with Malan and for one year following termination of the agreement.

      If we decide to terminate Mr. Lewis’ employment other than for cause or as a result of Mr. Lewis’ death or permanent disability, or if Mr. Lewis terminates his employment for good reason (as defined in his employment agreement), Mr. Lewis will be entitled to receive payments, if any, to which he is entitled under any of Malan’s plans or programs and for any accrued but unused vacation days and base salary earned but not yet paid. In addition, Mr. Lewis will be entitled to receive the sum of (i) the greater of (A) the base salary Mr. Lewis would have received over the remaining term of his employment agreement or (B) six months of his base salary plus (ii) an amount equal to the product of (x) the number of full months remaining under his employment agreement and (y) one-twelfth (1/12) of Mr. Lewis’ target annual bonus.

      In January 2002, we entered into a separation agreement with our then president, Michael Kaline, which supercedes our previous employment agreement with Mr. Kaline. As part of the agreement, Mr. Kaline resigned as a Malan employee and was placed on leave of absence until August 9, 2002. In addition, he received a lump sum payment of $54,000 in February 2002, continued to draw his salary of $15,000 per month until August 9, 2002 and received an additional lump sum payment of $15,000 immediately following August 10, 2002. Mr. Kaline was also entitled to certain other benefits during this period.

      In July 2002, we entered into an employment agreement with Elliott J. Broderick, who has agreed to continue as our chief financial officer through October 1, 2003. We may extend the term of Mr. Broderick’s employment agreement by 12 additional full calendar months upon 60 days written notice to Mr. Broderick.

      Mr. Broderick received an annualized base salary of $132,000 until December 1, 2002. On December 1, 2002, we increased Mr. Broderick’s base salary to $144,000. If we elect to extend Mr. Broderick’s employment term by an additional 12 months, Mr. Broderick’s base salary will be increased to $150,000 during those additional months.

      Pursuant to this agreement, we have paid Mr. Broderick a stay/signing bonus of $285,000. In his employment agreement, Mr. Broderick has relinquished all claims to any lifetime health insurance benefits that may have arisen in connection with the change of control of Malan’s board of directors at our 2000 annual meeting. As a result, we have eliminated a liability in the amount of $374,000 previously recorded on our balance sheet for these potential benefits.

      During the term of Mr. Broderick’s employment agreement, he will be eligible to receive: (1) a performance bonus of up to 50% of his base salary, (2) an incentive/option bonus of up to 50% of his base salary, and (3) a retention bonus of 5% of his base salary for each month he works after shareholder approval of the plan of liquidation in August 2002.

      Mr. Broderick’s employment agreement also provides that upon the termination of employment, we will pay Mr. Broderick severance equal to the greater of (i) $100,000; or (ii) the balance then due under the employment agreement, calculated by adding his base salary plus a performance bonus of not less than the same percentage of base salary Mr. Broderick received as a performance bonus for 2002.

REPORT OF THE AUDIT COMMITTEE

      The audit committee of the board of directors is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The audit committee is comprised of independent directors, and acts under a written charter adopted and approved by the board of directors. Each of the members of the audit committee is independent as defined by our policy and the New York Stock Exchange listing standards.

      The responsibilities of the audit committee include recommending to the board an accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, the audit committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

•	our audited financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in our accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of our outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

      The audit committee is responsible for recommending to the board that our financial statements be included in our annual report. The committee took a number of steps in making this recommendation for 2002.

•	First, the audit committee discussed with PricewaterhouseCoopers, LLP, our independent accountants since April 27, 2001, those matters required to be communicated and discussed between an issuer’s independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the audit committee in overseeing the financial reporting and disclosure process.

•	Second, the audit committee discussed with PricewaterhouseCoopers its independence and received a letter from PricewaterhouseCoopers concerning its independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the audit committee of PricewaterhouseCoopers’ independence, and assisted the audit committee in evaluating PricewaterhouseCoopers’ independence.

•	Finally, the audit committee reviewed and discussed, with management and PricewaterhouseCoopers, our audited consolidated balance sheet at December 31, 2001, and consolidated statements of operations, cash flows and shareholders’ equity for the period from January 1, 2002 through September 30, 2002 and the year ended December 31, 2001 and the consolidated statement of net assets in liquidation as of December 31, 2002 and the related consolidated statement of changes in net assets in liquidation for the period from September 30, 2002 through December 31, 2002.

•	Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review and other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board (and the board agreed) that these financial statements be included in our 2002 annual report on Form 10-K.

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services for the audit of our annual financial statements and its review of the financial statements included in our quarterly reports on Form 1O-Q for fiscal year 2002 were $126,625.

      Financial Information Systems Design and Implementation Fees. There were no fees billed for the provision by PricewaterhouseCoopers of information technology services, including the operation, design and implementation of hardware and software which generated information significant to our financial statements for fiscal year 2002.

      All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than the audit services for fiscal year 2002 were $104,594. Other services include preparation of tax returns and other accounting services.

      The audit committee, based on its reviews and discussions with management and PricewaterhouseCoopers noted above, determined that the provision of the other services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers’ independence.

The Audit Committee

Paul Gray

Jill Holup
John P. Kramer

INDEPENDENT AUDITORS

      The firm of Deloitte & Touche, LLP was previously our principal accountants. On April 27, 2001, that firm’s appointment as principal accountants was terminated and PricewaterhouseCoopers LLP was engaged as principal accountants for the fiscal year ending December 31, 2001. The decision to change accountants was recommended by our audit committee and approved by the board of directors. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire to do so.

      The reports of Deloitte & Touche, LLP on Malan’s financial statements for the two fiscal years ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      During our two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, we did not consult with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

OTHER MATTERS

      The board of directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, Messrs. Lewis and Gray intend to vote in accordance with the board’s recommendation or, if there is no recommendation, in their own discretion.

COSTS OF PROXY SOLICITATION

      Malan will pay the cost of preparing, assembling, and mailing the proxy material. Malan will also request brokers and other custodians and nominees to forward proxy materials to the beneficial owners of the common stock. Malan will reimburse the brokers and other custodians and nominees for their reasonable expenses in complying with this request.

SHAREHOLDER PROPOSALS

      When we complete the liquidation, we will no longer have public shareholders or any shareholder meetings. If we have not completed the liquidation, or if the plan of liquidation is not approved by the shareholders, we intend to hold our next annual shareholder meeting in May 2004. In that case, you would continue to be entitled to attend and participate in our shareholder meetings if you continue to own shares of common stock.

      Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by Malan in order to be included in the Malan’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Malan’s proxy statement and form of proxy relating to the 2004 annual meeting, a written copy of their proposal must be received at Malan’s principal executive offices no later than December 4, 2003. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Malan’s proxy materials. Notice to Malan of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Malan less than 60 days or more than 90 days prior to the date of the meeting. Any such proposal as to which Malan does not receive timely notice will not be included in the agenda for the meeting. To ensure prompt receipt by Malan, send proposals certified mail, return receipt requested. Proposals should be sent to the attention of the President. You may submit only one proposal for inclusion in the proxy materials, and the proposal, including any accompanying supporting statement, may not exceed 500 words.

ANNUAL REPORT

      Our annual report for the year ended December 31, 2002, is being furnished with this proxy statement. The annual report includes our annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Additional copies will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices: Malan Realty Investor Services, 30200 Telegraph Road, Suite 105, Bingham Farms, Michigan 48025-4503.

      Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors,

JEFFREY D. LEWIS
Chief Executive Officer

April 3, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

MALAN REALTY INVESTORS,

May 13, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach and mail in the envelope provided. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.		To elect the nominees listed to the right to serve as Directors of Malan Realty Investors, Inc. until their respective successors are duly elected and qualified.		2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES
	☐	FOR ALL NOMINEES	O Jeffrey D. Lewis		TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE
			O Paul Gray		REVERSE SIDE HEREOF.
	☐	WITHHOLD AUTHORITY	O Jill Holup
		FOR ALL NOMINEES	O John P. Kramer
O Edward J. Russell, III

	☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:
To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MALAN REALTY INVESTORS, INC.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 2003

     The undersigned appoints Jeffrey D. Lewis and Paul Gray, and each or either of them (the "Proxies"), with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Malan Realty Investors, Inc. on Tuesday, May 13, 2003, and at any adjournment, and to vote at the meeting all shares of common stock that the undersigned is entitled to vote at the meeting in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournment. The shares represented by this proxy will be voted for all nominees if no instruction is provided.

The undersigned revokes any proxy previously given to vote at the annual meeting.

(Continued and to be signed on the reverse side)

COMMENTS: